For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL REPORTS FIRST QUARTER 2003
FINANCIAL RESULTS

First Quarter 2003 Highlights

•	Revenue Climbs 13% to $137 Million

•	Operating Income Increases 80%, Net Income From Continuing Operations Up 44%

•	Free Cash Flow Increases to $11 Million

•	New Orders Total About $515 Million

•	Four Space Missions Successfully Completed

(Dulles, VA 24 April 2003) – Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the first quarter of 2003, reporting significant improvements in revenue, operating and net income, and free cash flow relative to the first quarter of 2002. For the first quarter of 2003, the company reported revenues of $136.7 million, up 13% over first quarter 2002 revenues of $120.7 million. Orbital reported first quarter 2003 operating income of $9.4 million, an increase of 80% over first quarter 2002 operating income of $5.2 million. The company reported net income from continuing operations for the first quarter of 2003 of $3.4 million, or $0.07 per diluted share, compared to $2.4 million, or $0.05 per diluted share, in the first quarter of 2002.

“We are very pleased to begin 2003 with another solid quarter of revenue growth, margin expansion and strong cash flow, along with continued operational excellence, as Orbital sustained the momentum the company built in 2002 into the first quarter of this year,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer. “Strong operating results in our launch vehicle and advanced programs segment, coupled with increased profitability in our satellite and related space systems segment, propelled the improvement in our first quarter results.”

Financial Highlights

Summary financial results for the first quarter of 2003 as compared to the first quarter of 2002 were as follows ($ in millions, except per share data):

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Orbital Reports First Quarter 2003 Financial Results

	Quarter Ended March 31,

	2003	2002

Consolidated Revenues	$136.7	$120.7
Gross Profit	26.2	19.0
Operating Income	9.4	5.2
Net Income from Continuing Operations	3.4	2.4
Net Income (Loss)	3.4	(11.4)
Net Income from Continuing Operations per Diluted Share	0.07	0.05
Net Income (Loss) per Diluted Share	$0.07	$(0.26)

Revenues

Orbital’s first quarter revenues rose 13%, from $120.7 million in the first quarter of 2002 to $136.7 million in the first quarter of 2003. The increase was driven by substantial growth in the company’s launch vehicle and advanced programs segment, partially offset by decreased revenues in the satellite and related space systems segment and the electronic systems segment. The increase in launch vehicle revenues is largely due to Orbital’s missile defense boost vehicle program under a multi-year contract with The Boeing Company. The decrease in satellite and related space systems segment revenues is primarily attributable to decreased revenue in the geosynchronous (GEO) commercial satellite product line, partially offset by increased revenues in the low-orbit (LEO) science and technology spacecraft product line. The decrease in the GEO commercial satellite product line is largely due to lower revenues on two satellites that were substantially completed in early 2003 and the absence in 2003 of revenues from a satellite that was completed in mid-2002. The decrease in electronic systems segment revenue is attributable to lower manufacturing activity on several transportation management system (TMS) contracts.

Revenues by segment were as follows ($ in millions):

	Quarter Ended March 31,

	2003	2002

Launch Vehicles and Advanced Programs	$80.6	$44.7
Satellites and Related Space Systems	48.5	60.8
Electronic Systems	9.2	16.0
Eliminations	(1.6)	(0.8)

Total Revenues	$136.7	$120.7

Operating Income

Orbital reported operating income of $9.4 million in the first quarter of 2003, a $4.2 million increase over the same period last year. This increase is primarily attributable to improved operating results in the launch vehicle and advanced programs segment, largely driven by the missile defense boost vehicle program, and improved operating results in the satellite and related

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Orbital Reports First Quarter 2003 Financial Results

space systems segment. The electronic systems segment reported a $1.5 million operating loss in the first quarter of 2003, due largely to contract cost increases. These cost increases are attributable in large part to the suspension of work and revenue recognition on a particular TMS contract pending the renegotiation of the scope of work and other terms and conditions. As a result, certain costs that would have been borne by the suspended contract are currently expected to be charged to other existing TMS contracts.

During the first quarter of 2003, Orbital recorded a $1.0 million charge in connection with the company’s settlement agreement with ORBIMAGE. The settlement expense relates to expected delay charges associated with the OrbView-3 satellite that are provided for in the settlement agreement. As previously reported, the company expects to record an additional $2.5 million settlement charge in the second quarter of 2003 upon the launch of the satellite and the effectiveness of releases of claims from ORBIMAGE, its bondholders and its preferred stockholders.

Operating income by segment is as follows ($ in millions):

	Quarter Ended March 31,

	2003	2002

Launch Vehicles and Advanced Programs	$9.2	$4.2
Satellites and Related Space Systems	2.7	0.1
Electronic Systems	(1.5)	1.2
Corporate and Other	(1.0)	(0.3)

Total Operating Income	$9.4	$5.2

Net Income

Orbital’s net income for the first quarter of 2003 was $3.4 million, or $0.07 per diluted share, compared to net income of $2.4 million before the cumulative effect of the change in accounting in the first quarter of 2002. This improvement was primarily due to the significant increase in operating income discussed above, partially offset by a $3.0 million increase in interest expense in the first quarter of 2003. The increase in interest expense is the result of a higher interest rate, higher average borrowings and increased amortization of debt issuance costs associated with our $135 million debt refinancing in August 2002.

The first quarter of 2002 included the impact of a $13.8 million goodwill impairment charge related to the adoption of SFAS No. 142. Net loss for the first quarter of 2002, after the goodwill impairment charge, was $11.4 million, or $0.26 per diluted share.

Cash Flow and Liquidity Status

As of March 31, 2003, Orbital’s unrestricted cash balance was $54.4 million. The company had positive free cash flow of $11.2 million in the first quarter of 2003, compared with negative free cash flow of $22.6 million in the first quarter of 2002.

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Orbital Reports First Quarter 2003 Financial Results

Orbital defines free cash flow as net cash provided by operating activities, which includes cash interest, less capital expenditures. Free cash flow is considered to be an important indicator of the company’s ability to finance its operations and to service its debt.

The following table provides summary information on the company’s cash flow and debt position for the first quarter of 2003 ($ in millions):

First Quarter
2003

Net Cash Provided by Operating Activities	$12.9
Capital Expenditures	(1.7)

Free Cash Flow	11.2
Repayment of Debt	(0.5)
Proceeds from Issuance of Common Stock	0.3

Net Increase in Cash	11.0
Beginning Cash Balance	43.4

Ending Cash Balance	54.4
Beginning Total Debt	116.7
Ending Total Debt	$117.3

Summary balance sheet data as of March 31, 2003 is as follows ($ in millions):

Assets		Liabilities and Equity

Cash and Equivalents	$54.4	Short-Term Debt	$1.8
Other Current Assets	162.2	Other Current Liabilities	114.8
Property and Equipment (Net)	86.5	Long-Term Debt	115.4
Goodwill (Net)	95.3	Other Non-Current Liabilities	44.1
Other Assets	16.9	Stockholders' Equity	139.2

Total Assets	$415.3	Total Liabilities and Equity	$415.3

New Business Highlights

During the first quarter of 2003, Orbital received approximately $515 million in new orders, including a major contract from the U.S. Air Force for space launch and missile defense target vehicles with a potential total value up to $475 million over the next 10 years. At March 31, 2003, the company’s firm backlog was approximately $730 million and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.68 billion.

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Orbital Reports First Quarter 2003 Financial Results

Operational Highlights

Orbital carried out four space missions with 100% mission reliability in the first four months of 2003. These missions included a Pegasus space launch vehicle that carried the SORCE spacecraft, an Orbital-built scientific satellite for NASA, into orbit in January. Orbital also completed a successful flight of the interceptor booster prototype that the company is developing and testing for Boeing and the U.S. Missile Defense Agency (MDA). More recently, the first of three GEO communications satellites Orbital is building for PanAmSat Corporation was successfully launched aboard an Ariane rocket in early April. Following the launch, the satellite has performed as planned in the early stages of its expected 15-year design life.

In the second quarter, Orbital expects to carry out seven major space missions, including the previously discussed launch of the satellite for PanAmSat. For the remainder of the second quarter, Orbital expects to launch two Pegasus rockets that will each deliver company-built satellites into orbit, including GALEX, a scientific satellite for NASA, and OrbView-3, a commercial high-resolution imaging satellite for ORBIMAGE. Orbital also expects to deliver for launch the BSAT-2c GEO communications satellite for B-SAT Corporation of Japan, and to conduct a ballistic missile target vehicle launch for MDA.

About Orbital

Orbital develops and manufactures small space systems for commercial, civil government and military customers. The company’s primary products are spacecraft and launch vehicles, including low-orbit, geostationary and planetary spacecraft for communications, remote sensing and scientific missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

Certain complementary financial and other statistical information as well as non-GAAP financial measures may be provided by the company during the earnings conference call. A transcript of the call will be available within 48 hours on Orbital’s website at http://www.orbital.com/Investor

Note: “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.
Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than those of historical facts included herein, including those related to the company’s financial outlook, goals, business strategy, projected plans and objectives of management for future operations, new order trends and liquidity are forward-looking statements. Such “forward-looking statements” involve unknown risks and uncertainties that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements.

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Orbital Reports First Quarter 2003 Financial Results

Factors such as general economic and business conditions, availability of required capital, continued government support and funding for key space and defense programs, the financial condition of major customers, product performance, market acceptance of products, services and technologies, consumer demand, and dependence upon long-term contracts and licensing agreements with commercial and government customers may impact the company’s revenues, expenses and profit from period to period. These factors and others related to the company’s business are described in further detail in the company’s SEC filings, including its Form 10-K, as amended, for the year ended December 31, 2002. Orbital assumes no obligation to update any such forward-looking information.

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Orbital Reports First Quarter 2003 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share data)

	For the Quarter Ended
	March 31,

	2003	2002

Revenues	$136,681	$120,712
Costs of goods sold	110,447	101,718

Gross profit	26,234	18,994
Research and development expenses	1,582	755
Selling, general and administrative expenses	14,265	13,038
Settlement expense	1,000	—

Income from operations	9,387	5,201
Other income	117	216
Interest expense	(6,068)	(3,025)

Income before provision for income taxes	3,436	2,392
Provision for income taxes	—	—

Income from continuing operations	3,436	2,392
Cumulative effect of change in accounting	—	(13,795)

Net income (loss)	$3,436	$(11,403)

Net income (loss) per common share:
Income from continuing operations	$0.08	$0.06
Cumulative effect of change in accounting	—	(0.33)

Net income (loss)	$0.08	$(0.27)

Net income (loss) per dilutive share:
Income from continuing operations	$0.07	$0.05
Cumulative effect of change in accounting	—	(0.31)

Net income (loss)	$0.07	$(0.26)

Shares used in computing net income (loss) per common share	45,753,000	42,170,000
Shares used in computing net income (loss) per dilutive share	51,123,000	43,733,000

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Orbital Reports First Quarter 2003 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2003	2002

ASSETS	(Unaudited)
Cash	$54,375	$43,440
Receivables, net	125,633	135,176
Inventory	17,608	17,136
Other current assets	18,879	19,065

Total current assets	216,495	214,817
Property, plant and equipment, net	86,523	88,751
Goodwill, net	95,293	95,293
Other non-current assets	16,946	17,449

TOTAL ASSETS	$415,257	$416,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$1,844	$1,854
Accounts payable and accrued expenses	89,935	92,519
Deferred revenues	24,735	28,094

Total current liabilities	116,514	122,467
Long-term debt	115,420	114,833
Other non-current liabilities	3,560	3,856
Allocated losses of affiliate	40,586	40,586
Total stockholders’ equity	139,177	134,568

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$415,257	$416,310

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Orbital Reports First Quarter 2003 Financial Results

ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Quarter	For the Quarter
	Ended	Ended
	March 31, 2003	March 31, 2002

Net income from continuing operations	$3,436	$2,392
Depreciation and amortization	3,893	3,741
Amortization of debt issuance costs and debt discount	1,772	283
Changes in assets and liabilities	3,379	(29,623)
Other	380	4,765

Net cash provided by (used in) operating activities	12,860	(18,442)
Net cash used in investing activities – capital expenditures	(1,660)	(4,144)
Repayment of debt and other	(491)	(2,357)
Net proceeds from issuance of long-term obligations	—	22,364
Net proceeds from issuance of common stock	226	408

Net cash provided by (used in) financing activities	(265)	20,415

Net increase (decrease) in cash	10,935	(2,171)
Cash, beginning of period	43,440	63,215

Cash, end of period	$54,375	61,044

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